Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of August, 2003, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Mark S. Cross (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Position and Responsibilities. During the period of this Agreement and subject to the terms and conditions hereof, the Employee agrees to serve as Senior Vice President, Group President, or such other officer position as Employee may be assigned to by the President/CEO or Chairman, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO or Chairman.

1.2 Place of Employment. Employee’s initial principal place of employment shall be 8310 16th Street, Sturtevant, Wisconsin.

1.3 Duties. During the Period of Employment, the Employee shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with his position and which may be assigned to him from time to time by the President/CEO or Chairman.

ARTICLE II

TERM AND TERMINATION

2.1 Term. Employee’s employment under this Agreement shall commence on August 1, 2003, shall be at will, and may be terminated by formal or informal action of the Chairman or President/CEOand Employee at any time for any reason not prohibited by law.

2.2 Termination without Causeor Voluntary Termination by Employee for Good Reason. If Employee’s employment shall be terminated without cause, as defined in Section 2.3 below, or voluntarily by Employee for good reason, as defined in Section 2.4 below, Employee shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect and, so long as he complies with all provisions of the agreements attached as Addenda A, B and C, receive

(a) continuation of his base salary for one year from the effective date of the employment termination; (b) target performance bonus for the fiscal year in which termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; (c) reimbursement of expenses to which Employee is entitled under Section 5.3; (d) reimbursement of Employee’s COBRA premiums during the period in which he is entitled to severance payments; (e) Employee’s stock options granted pursuant to Article IV of this Agreement shall immediately become fully vested and exercisable pursuant to the terms of the Commercial Markets Holdco, Inc. Long Term Incentive Equity Plan after termination of employment; and (f) Employee’s restricted stock shall become fully vested.

2.3 Resignation or Termination for Cause. If Employee should resign his employment for any reason other than Good Reason, or if the Chairman or President/CEO should terminate Employee’s employment for cause, Employee shall not be entitled to any compensation or remuneration other than such amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law. “Cause” means termination due to preponderance of objective evidence of any of the following:

(a) Material breach of this Agreement or the other agreements attached as Addenda A, B and C to this Agreement that is not corrected within (14) days of the date of receipt by Employee of such written notice from JDI.

(b) Willful failure to perform within the provisions of “This We Believe.”

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman or President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the Chairman or President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of the fiduciary duty owed to JDI as an officer of JDI.

An act or omission shall not be “willful” if conducted in good faith or with a reasonable belief that such act or omission is in the best interests of JDI. Employee shall not be terminated for Cause, other than pursuant to clause (d), except upon the affirmative vote of the Board of Directors after providing Employee reasonable prior written notice of the particulars forming the basis for such proposed termination and an opportunity to be heard (with the assistance of counsel).

2.4 Termination by Employee for Good Reason. Employee may terminate his employment with JDI for Good Reason (as defined below) by giving the President/CEO thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

For the purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties or title substantially inconsistent with his position as Senior Vice President, Group President, (ii) a reduction by JDI in Employee’s base salary; or (iii) a reduction in Employee’s target bonus opportunity, benefits or perquisites, other than a reduction applicable to all senior executives of JDI; (iv) JDI’s relocation of its headquarters more than 50 miles away from its current location, and requirement that Employee relocate to the new headquarters; or (v) a material breach by JDI of this Agreement, the Offer of Employment dated June 25, 2003, or the agreements attached as Addenda A, B or C to this Agreement. No event shall constitute “Good Reason” unless the Employee shall have notified JDI as set forth above of the conduct allegedly constituting Good Reason and JDI shall have failed to correct such conduct within fourteen (14) days of the date of its receipt of such written notice from the Employee.

2.5 Death or Disability. Employee’s employment shall terminate automatically and immediately upon Employee’s death, or upon the Chairman’s or President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of his position. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the Chairman or President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the Chairman or President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long-term disability insurance policy provided by JDI or Employee with respect to employee, which benefits shall be governed solely by the terms of any such insurance policy. If employee’s employment is terminated under this section, Employee or his estate shall be entitled to receive payments as described in Section 2.2 above.

ARTICLE III

COMPENSATION

3.1 Base Salary. The Company agrees to pay the Employee an initial base salary (“Base Salary”) of $360,000. Such Base Salary shall be payable according to the customary payroll practices of the Company. The Employee shall be considered for an increase in Base Salary effective April 1 of each contract year.

3.2 Performance Bonus. The Employee shall be eligible to receive a Performance Bonus in accordance with the terms of the Performance Bonus Objective Plan. The Employee’s target bonus is 65% of fiscal year base salary. Depending on achievement of objectives, this amount can range between 0% and 130% of the target. The Performance Bonuses are paid after approval of the Board of Directors of the Company at its Fall Board meeting.

3.3 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $10,000 to be used for annual country club dues, financial planning, tax advice/preparation and estate planning.

3.4 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to other executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

LONG TERM INCENTIVE EQUITY PLAN OPERATING PROVISIONS

The following sets forth additional provisions regarding the Long Term Incentive Equity Plan:

4.1 Participation. Employee will be eligible to participate in the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan, as amended from time to time (the “LTIEP”) in accordance with the terms of the LTIEP and the provisions of this Agreement. As provided in the LTIEP, however, the awards granted pursuant to the LTIEP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIEP. The Provisions of the LTIEP (including the defined terms) are incorporated by reference in this Agreement.

4.2 Stock Options.

(a) Exercise and Vesting. Vested Options shall be exercisable for a 7-year period from the date of grant. Options shall become vested four years from the date of grant except to the extent vesting is accelerated by the Committee or pursuant to the express terms of this Agreement. If Employee is terminated prior to the date he becomes vested as a result of Termination for Cause or voluntary termination of employment (other than for Good Reason), Employee will forfeit all options not yet vested. If Employee is terminated without Cause, due to death, Disability or Retirement, or if Employee voluntarily terminates his employment for Good Reason, Employee shall become fully vested in all options not yet vested. Except as set forth in Section 2.2, and notwithstanding the provisions of Section 6.01(a) of the LTIEP, all Vested Options must be exercised within 90 days of Employee’s termination of employment; otherwise, such Vested Options are forfeited.

(b) Exercise. Vested Options may be exercised by giving notice to the company of the number of shares being exercised accompanied by full payment of the exercise price in cash or such other form of payment as the committee shall permit.

(c) Rights as a Stockholder. Employee will have no rights as stockholder with respect to shares subject to Options unless and until they are exercised and Company Shares are actually issued to the Employee.

(d) Non-Transferability of Options. Options are not transferable except by the laws of descent and distribution on the death of the Employee.

4.3 Conflict. In the event the terms of this Agreement conflict with the terms of the LTIEP, the terms of this Agreement shall control over the terms of the LTIEP.

ARTICLE V

INDEMNIFICATION

5.1 Employee Indemnification. JDI shall indemnify Employee and hold him harmless to the maximum extent permitted under the articles of incorporation and by-laws of JDI and applicable law, and shall provide for directors and officers liability insurance to the same extent as provided to officers of JDI and members of the Board of Directors.

5.2 Indemnification for Action Against Employee by Previous Employer. Employee is subject to certain covenants with his previous employer that purportedly restrict his ability to compete in some manner or disclose confidential information. The Company will provide Employee full indemnification for any damages, settlement payments and costs (including professional fees of employee-designated counsel reasonably satisfactory to the Company), with costs advanced, in defense of threatened or actual civil action or arbitration against Employee by Employee’s previous employer or any other person relating to: (i) the circumstances of Employee’s voluntary termination of his employment with Employee’s previous employer and its affiliates, (ii) Employee’s employment and other agreements with his previous employer and its affiliates as previously disclosed to the Company and (iii) the hiring of employees by the Company who had been employed by Employee’s previous employer or its affiliates. The Company will continue all salary, bonuses, equity grants, benefits and perquisites during any period in which Employee is precluded from performing certain duties as a result of such civil action or arbitration.

ARTICLE VI

MISCELLANEOUS

6.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

6.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

6.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

6.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. The parties shall share all expenses of arbitration equally.

6.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

6.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Mr. Mark S. Cross (ADDRESS)

If to JDI:	Ms. JoAnne Brandes Sr. Vice President, Chief Administrative Officer, General Counsel & Secretary JohnsonDiversey, Inc. 8310 16th Street – MS 510 P.O. Box 902 Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

6.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

6.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.9 Incorporation of Terms. The introductory language and recitals set forth above, the terms of the Offer of Employment dated June 25, 2003, and Addenda A, B and C attached hereto, are incorporated by reference as a part of this Agreement.

6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By:	/s/ JOANNE BRANDES

JoAnne Brandes, Senior Vice-President, Chief Administrative Officer, General Counsel & Secretary

By:	/s/ MARK S. CROSS

Mark S. Cross

ADDENDUM A

Employee is hereby granted the following pursuant to the JohnsonDiversey, Inc. Long Term Equity Incentive Plan.

Stock Options

No. of Options: 3,900

Exercise Price: $115.07

Date of Grant: September 26, 2003

Date of Vesting: March 30, 2007

Employee is hereby granted the following Class C restricted stock:

No. of Shares:	6,550

Date of Grant:	August 2, 2003

Date of Vesting:

1,310 shares	August 1, 2004

1,310 shares	August 1, 2005

1,310 shares	August 1, 2006

1,310 shares	August 1, 2007

1,310 shares	August 1, 2008

Employee Signature:	Date:

ADDENDUM B

JOHNSONDIVERSEY, INC.

AGREEMENT TO RESPECT PROPRIETARY RIGHTS AND NONCOMPETE

Officer Level Employee

JohnsonDiversey, Inc. (“JohnsonDiversey”) and its predecessors, subsidiaries and affiliates have prospered for many years by continuously developing new products, services, markets, and industry knowledge. The ability to satisfy our customers needs with products and services superior to our competitors is critical to our success. JohnsonDiversey is committed to continuing this heritage of strong research and development efforts. However, JohnsonDiversey is also aware that competitors seek out JohnsonDiversey’s proprietary information and seek to minimize the competitive advantages gained for the efforts of our own employees.

JohnsonDiversey is committed to protecting its exclusive legal rights to use proprietary information developed by its employees and agents as well as proprietary information of its subsidiaries and affiliates. Failure to vigorously assert these rights where appropriate would amount to a failure to preserve our corporate assets for the benefit of our employees, related companies, shareholders and their families. In addition, JohnsonDiversey (including its subsidiaries and affiliates) has entered into agreements with many third parties, such as customers, suppliers, licensors/licensees and contractors (“Business Partners”), that require employees to protect the proprietary and confidential information supplied by these entities. JohnsonDiversey expects and requires that all employees will strictly adhere to “Standards of Conduct”, as described below, in order to protect JohnsonDiversey’s and its Business Partners’ proprietary rights. The Standards of Conduct apply during employment with JohnsonDiversey and during specified time periods following termination of employment.

Standard 1: Upon request by JohnsonDiversey, during employment and thereafter, Officer will return all records or documents, including computer generated or stored records, products, and other tangible items, as well as any and all copies of any records or documents, containing, comprising, or relating to JohnsonDiversey’s (including its subsidiaries, and affiliates) or business Partners’ “Confidential Information” or “Trade Secrets” which Officer creates or obtains at any time during Officer’s employment with JohnsonDiversey.

Standard 2: During the term of employment and for a two (2) year period immediately following termination of employment for whatever reason, Officer will neither appropriate, disclose, or transfer to, nor publish or use for any reason any “Confidential Information” which Officer created or acquired during the period of Officer’s employment except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need to know for the benefit of JohnsonDiversey. For the purposes of this Standard of Conduct, “Confidential Information” means information pertaining to JohnsonDiversey business activities (including its subsidiaries, and affiliates) which is not generally known by JohnsonDiversey competitors or the public and does not qualify as a “Trade Secret”. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply: 1. The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use or, 2. The information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

Standard 3: Officer understands that Officer may create or obtain information qualifying as a “Trade Secret” as defined by Standard 2, such as a formula, pattern, compilation, program, device, method, technique or process which has economic value to JohnsonDiversey and is not readily ascertainable by competing organizations. JohnsonDiversey has exclusive ownership rights to any such Trade Secrets. So long as any such information retains its character as a legal Trade Secret, Officer will neither appropriate, disclose, or transfer to, nor publish or use any such information except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need-to-know for the benefit of JohnsonDiversey.

Standard 4: Officer will not in any unauthorized manner appropriate, disclose, transfer, publish, or use any “Confidential Information” or “Trade Secret” information provided to JohnsonDiversey (including its subsidiaries, and affiliates) by a Business Partner during the term specified in the agreement(s) between the Business Partner and JohnsonDiversey (including its subsidiaries, and affiliates). Officer may contact JohnsonDiversey’s Law Department to verify the type of information characterized as confidential or trade secret by the Business Partner and the time period covered by such an agreement as well as to determine the specific restrictions placed on such information by such an agreement.

Standard 5: During employment with JohnsonDiversey and for a two (2) year period immediately following termination of employment, for whatever reason, Officer will not indirectly, or by assisting others, recruit, solicit, hire, employ, or endeavor to employ any JohnsonDiversey employee, including employees of JohnsonDiversey’s subsidiaries and affiliates, with whom Officer had material contact during Officer’s employment with JohnsonDiversey.

Standard 6: Among other things, an Officer receives access to a significant amount of JohnsonDiversey business and technical Confidential Information and Trade Secrets during employment with JohnsonDiversey. Those employees having contact with customers of JohnsonDiversey additionally obtain valuable information about their personnel, product needs, business plans, locations and the like which is established and maintained at great expense. During employment with JohnsonDiversey and for an eighteen (18) month period immediately following termination of employment for whatever reason, Officer will not perform work or services similar to those performed for JohnsonDiversey during Officer’s most recent three (3) years of the term of employment as an employee of JohnsonDiversey, directly or indirectly, as an owner, partner, shareholder (except of 1% or less of any class of outstanding securities listed in any national securities exchange or actively traded in an over-the-counter market), employee, agent, advisor or consultant for either any active competitor of JohnsonDiversey or for any supplier to an active competitor of JohnsonDiversey in the market of, as applicable to Officer’s duties with JohnsonDiversey, (a) involving polymer products of the type provided by JohnsonDiversey, or (b) involving commercial/industrial maintenance products and services of the type provided by JohnsonDiversey, its divisions, or by its subsidiary companies. Those employees having substantial contact with JohnsonDiversey’s customers will not for an eighteen (18) month period immediately following termination of employment directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, canvas, contact, solicit or accept any customers of JohnsonDiversey with whom the Officer had contact with or responsibility for on behalf of JohnsonDiversey during the most recent three (3) years of the term of employment for the purpose of selling products or services similar to or competitive with those offered or sold to such customers on behalf of JohnsonDiversey during the term of Officer’s employment by JohnsonDiversey.

Standard 7: All discoveries, improvements, ideas and developments (“Developments”), trademarks and copyrights which Officer, alone or jointly with others, conceives, makes or acquires during Officer’s employment with JohnsonDiversey, whether during or after regular working hours, that are directly or indirectly related to any business or activity in which JohnsonDiversey is engaged at the time Officer conceives, makes, or acquires such Developments, trademarks and copyrights are the exclusive property of JohnsonDiversey. Any Officer rights to any legal interest in these Developments, trademarks and copyrights are expressly assigned to JohnsonDiversey, and, as applicable, shall be deemed to be “works for hire”. Furthermore, Officer agrees to promptly disclose any and all such Developments, trademarks, and copyrights and will execute and deliver to JohnsonDiversey any instruments JohnsonDiversey requests to permit JohnsonDiversey to acquire, maintain or enforce any patents covering such Developments, trademark registrations or copyrights in the united States or foreign countries, all at JohnsonDiversey’s expense.

Officer appreciates that JohnsonDiversey should not be compelled to use Company financial resources to enforce the obligations contained in these Standards of Conduct. Officer, therefore, agrees that should a court conclude that Officer violated any obligation contained in these Standards of Conduct, JohnsonDiversey (including subsidiaries, and affiliates) should recover from Officer all costs incurred by JohnsonDiversey in enforcing the obligation or obtaining relief from any such breach.

In the event JohnsonDiversey is compelled to take legal action to enforce the terms of this Agreement, the initiation of such action shall toll the time periods running under this Agreement and the tolling shall continue until a final decision no longer subject to appeal is rendered.

JohnsonDiversey may at its sole discretion elect to have any dispute arising under this Agreement decided by binding arbitration in order to protect the confidentiality of its trade secrets. In that event, Officer will agree to binding arbitration in accordance with the practices and procedures of the American Arbitration Association or such similar rules, suitably modified, as JohnsonDiversey may select.

These Standards of Conduct are not intended to unnecessarily or unreasonably prevent Officer from obtaining other employment in a lawful profession, trade, or business. The Standards of Conduct are also not intended to conflict with any applicable legal standards. Officer is not prohibited from becoming employed by a competing business so long as Officer observes the obligations set forth in these Standards of Conduct.

Each Standard of Conduct constitutes an independent obligation and therefore the existence of any claim or cause of action against JohnsonDiversey will not constitute any defense to enforcement of these Standards of Conduct. If the applicable law does not permit reformation since each Standard of Conduct is fully separable and divisible, any provision deemed unenforceable shall be separated and in no way diminish the validity and enforceability of the remaining Standards of Conduct. JohnsonDiversey’s indulgence or failure to enforce a particular breach of Officer’s responsibilities under this document shall not be deemed to be a waiver of JohnsonDiversey’s rights to enforce a subsequent breach of the same or a different type.

Should Officer have any questions regarding any standard, Officer should feel free to communicate those questions to the Human Resources Department. By signing this document, Officer acknowledges that Officer has received a copy of it, that Officer understands and fully intends to comply with these Standards of Conduct, and that Officer will provide a copy of this document to any potential new employer prior to accepting a position with a new employer.

This Agreement and the rights and obligations therein may be assigned by JohnsonDiversey to a successor in interest of the business of JohnsonDiversey for which the Officer chooses to be employed and the terms of this Agreement shall continue to apply for the benefit of all such successors in interest for which the Officer chooses to be employed. Such assignment will not relieve the Officer of his/her obligations to JohnsonDiversey and any other assigning employer under this Agreement and those obligations shall continue to apply for their full term as set forth in this Agreement.

The obligations contained in this Agreement should be governed by, construed and enforced in accordance with the laws of the United States.

Officer acknowledges that this Agreement has been provided to Officer in a language Officer fully understands. If this language is not English, then the translation is a translation of the English version of this Agreement. Officer agrees that the English version of this Agreement will be controlling in any and all disputes or questions arising between JohnsonDiversey and Officer related to this Agreement.

As a condition of continued employment, the compensation therefore, the grant of Stock and Stock Options in Commercial Markets Holdco, Inc., the ability to purchase shares in the future and such other compensation benefits uniquely available to Officers of JohnsonDiversey, Officer agrees to faithfully comply with the Standards of Conduct and other terms contained in this document.

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PRINTED NAME OF WITNESS	PRINTED NAME OF OFFICER
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